Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 2 TO THE

ASSET PURCHASE AGREEMENT

THIS AMENDMENT, dated as of September 4, 2012 (this “Amendment No. 2”), to the Asset Purchase Agreement, dated as of June 20, 2012, by and among FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Seller Parent”), FEDERAL SIGNAL TECHNOLOGIES, LLC, a Delaware limited liability company, VESYSTEMS, LLC, a Delaware limited liability company, SIRIT INC., organized in Canada, SIRIT CORP., a Texas corporation, FEDERAL APD INCORPORATED, a Michigan corporation, DIAMOND CONSULTING SERVICES LIMITED, organized under the laws of England, PIPS TECHNOLOGY INC., a Tennessee corporation, PIPS TECHNOLOGY LIMITED, organized under the laws of England, IDRIS TECHNOLOGY LIMITED, organized under the laws of England, FEDERAL SIGNAL TECHNOLOGIES (HONG KONG) LIMITED, organized in Hong Kong, FEDERAL SIGNAL DO BRASIL PARTICIPAÇÕES LTDA, organized in Brazil, FEDERAL APD DE MEXICO, S.A. DE C.V., organized in Mexico, and FEDERAL APD DO BRASIL LTDA, organized in Brazil, in favor of 3M COMPANY, a Delaware corporation (“Buyer Parent”), and one or more subsidiaries of Buyer Parent designated pursuant to Section 6.4 of the Purchase Agreement (as defined below), as amended by Amendment No. 1 to the Asset Purchase Agreement, dated as of August 3, 2012, by and among Seller Parent and Buyer Parent (as so amended, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement.

RECITALS

WHEREAS, on July 19, 2012, Seller Parent notified Buyer Parent (the “July Notification”) that the Texas Department of Transportation sent it a notification regarding the termination of the Agreement for the Provision of Statewide Toll Collection Customer Service Center System and Operations and Central Texas Turnpike System Toll Operations, dated November 29, 2011, between the Texas Department of Transportation (TxDOT) and Federal Signal Technologies, LLC (the “TxDOT II Contract”);

WHEREAS, on September 4, 2012 Seller Parent also notified Buyer Parent (the “September Notification” and together with the July Notification, the “Notifications”) of certain changes in the Business;

WHEREAS, as a result of the Notifications, the Seller Parent and the Buyer Parent desire to amend the Purchase Agreement pursuant to this Amendment No. 2 as set forth below; and

WHEREAS, the Purchase Agreement may be amended or modified by an agreement in writing executed by Buyer Parent and Seller Parent pursuant to Section 13.2 (“Amendment”) of the Purchase Agreement.

TERMS OF THE PARTIES’ AGREEMENT

NOW, THEREFORE, Seller Parent and Buyer Parent hereby amend the Purchase Agreement as follows:

1. The definition of “Estimated Working Capital Overage” set forth in Section 1.1 (“Certain Definitions”) of the Purchase Agreement is hereby deleted in its entirety.

2. The definition of “Negative Closing Date Working Capital Adjustment” set forth in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

““Negative Closing Date Working Capital Adjustment” means (a) if the Estimated Working Capital Underage is less than Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), the amount, if any, by which (i) the Target Working Capital minus Five Million Nine Hundred Forty Thousand Dollars ($5,940,000) exceeds (ii) the Closing Date Working Capital, and (b) if the Estimated Working Capital Underage exceeds Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), the amount, if any, by which the Working Capital Estimate exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.6(d)) .”

3. The definition of “Positive Closing Date Working Capital Adjustment” set forth in Section 1.1 (“Certain Definitions”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

““Positive Closing Date Working Capital Adjustment” means if the Estimated Working Capital Underage exceeds Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), the amount, if any, by which the Closing Date Working Capital (as finally determined pursuant to Section 2.6(d)) exceeds the Working Capital Estimate, but only to the extent that (a) the Closing Date Working Capital (as finally determined pursuant to Section 2.6(d)) is less than (b) the Target Working Capital minus Five Million Nine Hundred Forty Thousand Dollars ($5,940,000).”

4. The definition of “Purchase Price” set forth in Section 1.1 (“Certain Definitions”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

““Purchase Price” means the Estimated Purchase Price, plus the Positive Closing Date Working Capital Adjustment, minus the Negative Closing Date Working Capital Adjustment, plus the Positive Closing Date Indebtedness Adjustment, minus the Negative Closing Date Indebtedness Adjustment. Exhibit J contains sample calculations of the Purchase Price.”

5. The definition of “Target Working Capital” set forth in Section 1.1 (“Certain Definitions”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

““Target Working Capital” means: (a) if the Closing Date is on or before September 4, 2012, Twenty Five Million Seven Hundred Thousand Dollars ($25,700,000), or (b) if the Closing Date is on or after September 5, 2012, Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000).”

6. The following defined terms shall be added to Section 1.1 (“Certain Definitions”) of the Purchase Agreement:

““Faneuil Subcontract” means the Subcontract Operations Agreement Under the Texas Department of Transportation Agreement for the Provision of Statewide Toll Collection Customer Service Center System and Operations and Central Texas Turnpike System Toll Operations, dated November 30, 2011, between Federal Signal Technologies, LLC and Faneuil, Inc.”

““Gila SubContract” means the Subcontract Operations Agreement Under the Texas Department of Transportation Agreement for the Provision of Statewide Toll Collection Customer Service Center System and Operations and Central Texas Turnpike System Toll Operations, dated November 18, 2011, between Federal Signal Technologies, LLC and Gila LLC d/b/a Municipal Services Bureau.”

““TxDOT II Contract” means the terminated Agreement for the Provision of Statewide Toll Collection Customer Service Center System and Operations and Central Texas Turnpike System Toll Operations, dated November 29, 2011, between the Texas Department of Transportation (TxDOT) and Federal Signal Technologies, LLC.”

7. Subsections (p) and (q) of Section 2.1 (“Assets”) of the Purchase Agreement are hereby amended and restated in their entirety to reflect the changes set forth below, new subsection (r) shall be added immediately following subsection (q) as set forth below, and the concluding paragraph of Section 2.1 shall be amended in its entirety as set forth below:

“(p) all bank accounts of the Business with Wells Fargo Bank, Lloyds Bank plc and HSBC, each of which is included in the list set forth in Schedule 3.11;

(q) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing; and

(r) all hardware assets listed in Schedule 2.1(r), including any software pre-installed by the hardware vendor as a standard component of such hardware, and excluding all other software and data installed or stored on such hardware.

Schedule 2.1(s) sets forth a list of all material Assets located at the University Park, Illinois facility, all of which shall constitute Assets hereunder except to the extent identified on Schedule 2.2(k) as an Excluded Asset.”

8. Subsections (k) and (l) of Section 2.2 (“Excluded Assets”) of the Purchase Agreement are hereby amended and restated in their entirety to reflect the changes set forth below and new subsections (m) and (n) shall be added immediately following subsection (l), as set forth below:

“(k) the other assets, properties or rights set forth on Schedule 2.2(k);

(l) consistent with Section 5.8, all accounts payable to any FS Tech Entity from Seller Parent or an Affiliate (excluding the other FS Tech Entities);

(m) all hardware assets listed in Schedule 2.2(m), including any software pre-installed by the hardware vendor as a standard component of such hardware, and excluding all other software and data installed or stored on such hardware; and

(n) all rights under the TxDOT II Contract, the Gila Subcontract and the Faneuil Subcontract.”

9. Subsections (f) and (g) of Section 2.3 (“Assumed Liabilities”) of the Purchase Agreement are hereby amended and restated in their entirety to reflect the changes set forth below and new subsection (h) shall be added immediately following subsection (g), as set forth below:

“(f) subject to the exclusions set forth in Section 2.4(g) and the specific indemnification provisions of Seller Parent set forth in Section 12.2(a)(i)(F) and any related Claims made under Section 12.2(a)(ii) (subject to the applicable limitations set forth in Article 12), liabilities and obligations of the FS Tech Entities arising from events occurring after the Closing Date relating to Case No. 1:11-CV-00672, Neology v. Federal Signal Corporation, et al. filed in the U.S. District Court of Delaware (Wilmington) on July 29, 2011 (the “Delaware Neology Case”), and Case No. 2:12-CV-04422-GHK-JPR, Neology v. Federal Signal Corporation, et al. filed in the U.S. District Court for the Central District of California (Los Angeles) on May 21, 2012 (the “California Neology Case”, and together with the Delaware Neology Case, the “Neology Lawsuits”);

(g) any liability arising from unpaid vacation pay as of the Closing Date, but only to the extent that which has been accrued for on the Final Closing Date Balance Sheet; and

(h) subject to the specific indemnification provisions of Seller Parent set forth in Section 12.2(a)(i)(I) and any related Claims made under Section 12.2(a)(ii) (subject to the application limitations set forth in Article 12), liabilities and obligations of the FS Tech Entities arising from or related to any demands made by Motorola Solutions, Inc. and /or one or more of its Affiliates for indemnification under the Product Development, License and Support Agreement, dated September 30, 2010, between Symbol Technologies, Inc. and Sirit, Inc. for costs associated with patent litigation against Round Rock Research, LLC (“Motorola Demands”) including but not limited to the demand for indemnification set forth in the letter from Motorola Solutions, Inc. to Sirit, Inc. and Federal Signal Corporation, dated June 21, 2012.”

10. Subsections (g), (n) and (o) of Section 2.4 (“Retained Liabilities”) of the Purchase Agreement are hereby amended and restated in their entirety to reflect the changes set forth below and new subsection (p) shall be added immediately following subsection (o), as set forth below:

“(g) except as is contemplated by Section 2.3(h), any liability or obligation attributable to the infringement of third party intellectual property arising from any service performed or any product used, manufactured or sold by any Seller prior to the Closing Date, including but not limited to such liabilities or obligations arising from or in connection with the Neology Lawsuits;

. . .

(n) any other liability or obligation of the Sellers of any kind relating to Business Employees who do not become Transferring Employees, whether such liability or obligation arises on, before, or after the Closing Date;

(o) except as is contemplated by Section 2.3(b), any liabilities and obligations arising from the recall, design defect or other warranty Claims for any products manufactured or sold or services performed prior to the Closing Date, regardless of when such Claims are made or asserted; or

(p) any liability or obligation related to the TxDOT II Contract and any related subcontracts, including the Gila Subcontract and the Faneuil Subcontract and including the updates provided to Schedule 3.2(b) (“Material Changes or Events”) of the Disclosure Schedules with respect to subparts 12-14 and Schedule 3.8 (“Litigation and Other Proceedings”) of the Disclosure Schedules with respect to subparts 20, 21 and 22 thereof.”

11. Subsection (a) of Section 2.6 (“Purchase Price”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

“(a) The “Estimated Purchase Price” shall be equal to One Hundred Ten Million Dollars ($110,000,000) minus (i) the greater of (x) the Estimated Working Capital Underage or (y) Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), and (ii) the Closing Date Indebtedness Estimate. At the Closing, the Buyer shall pay or deliver the Estimated Purchase Price as follows:

(i)	To the Escrow Agent, the amount of Twenty Two Million Dollars ($22,000,000) (the “Escrowed Proceeds”); and

(ii)	In accordance with a funds flow memorandum to be agreed upon by the Seller Parent and the Buyer Parent at least three (3) Business Days prior to the Closing Date, the Estimated Purchase Price less the Escrowed Proceeds, payable by wire transfer of immediately available funds.

For the avoidance of doubt, if the Estimated Working Capital Underage is less than Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), then the “Estimated Purchase Price” shall equal One Hundred Ten Million Dollars ($110,000,000) minus (x) Five Million Nine Hundred Forty Thousand Dollars ($5,940,000) and (y) the Closing Date Indebtedness Estimate. If the Estimated Working Capital Underage is greater than Five Million Nine Hundred Forty Thousand Dollars ($5,940,000), then the “Estimated Purchase Price” shall equal One Hundred Ten Million Dollars ($110,000,000) minus (x) the Estimated Working Capital Underage and (y) the Closing Date Indebtedness Estimate.”

12. A new Section 5.19 (“TxDOT Resolution”) shall be added to Article 5 (“Covenants of the Sellers”) of the Purchase Agreement:

“5.19 TxDOT Resolution. Sellers shall be entitled to seek reimbursement from the Texas Department of Transportation in connection with the cancellation of the TxDOT II Contract, provided, however, that Sellers shall use commercially reasonable efforts to minimize any disruption to the Buyer’s relationship with the Texas Department of Transportation.”

13. A new Section 5.20 (“TxDOT Back Office Development”) shall be added to Article 5 (“Covenants of the Sellers”) of the Purchase Agreement:

“5.20 TxDOT Back Office Development. Up to and through the Closing Date, notwithstanding the termination of the TxDOT II Contract by the Texas Department of Transportation, Sellers shall use commercially reasonable efforts to maintain all internal staffing resources currently assigned to back office software development related to the TxDOT II Contract, including but not limited to all personnel located in Austin, Texas, and shall maintain and preserve all software developed or under development for that project, and shall use commercially reasonable efforts to maintain all data, files and documentation relating thereto, and shall use commercially reasonable efforts to maintain and preserve the software development and testing environment used for the project, including all software, data, databases and files installed or stored upon the assets listed in Schedule 2.1(r).”

14. A new Section 6.8 (“Cooperation with respect to TxDOT II Contract”) shall be added to Article 6 (“Covenants of the Buyer”) of the Purchase Agreement:

“6.8 Cooperation with respect to TxDOT II Contract. In connection with Seller Parent’s efforts to seek reimbursement from the Texas Department of Transportation with respect to the TxDOT II Contract as is contemplated by Section 5.19 hereof and consistent with Section 6.2(a) hereof, unless otherwise consented to in writing by Seller Parent, the Buyer shall retain the books and records of the Sellers delivered to the Buyer relating to periods prior to the Closing Date in accordance with the Buyer’s document retention policy. During the period during which such books and records are retained, duly authorized representatives of Seller Parent shall, upon reasonable notice and for a reasonable purpose, and at Seller Parent’s expense, have access thereto during normal business hours to examine, inspect and copy such books and records. Additionally, in connection with the Retained Liabilities and as shall be reasonably required in connection with the defense of any Proceeding or otherwise, the Buyer shall make available to Seller Parent, at Seller Parent’s expense, access to employees as may be reasonably requested by the Seller Parent for a reasonable purpose.”

15. Subsection (c) of Section 7.3 (“Employee Matters”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

“(c) Contemporaneous with the date of this Agreement, Buyer Parent has delivered to Seller Parent a letter identifying those Business Employees who will not be receiving an offer of continuing employment with Buyer. Buyer Parent shall have the right to deliver to Seller Parent an updated letter identifying up to five additional Business Employees who will not be receiving an offer of continuing employment with Buyer (as may be updated prior to Closing, the “Non-Transferring Employee Letter”). Subject to the limitations and conditions set forth in the Non-Transferring Employee Letter, Buyer shall offer all other Business Employees disclosed to Buyer on Schedule 3.7(a) as of the date of this Agreement continuing employment on an “at will” basis (to the extent applicable under local Law), subject to the terms and conditions of employment as the Buyer shall choose (other than the UK Employees as to which Section 7.4 shall apply). The UK Employees and those employees who accept employment with the Buyer or an Affiliate of the Buyer shall be referred to as “Transferring Employees.” Nothing in this Agreement is intended to or shall be interpreted to require the Buyer to continue the employment of any Transferring Employee for any period of time following the Closing Date or to prevent the Buyer from making future changes in the terms and conditions of employment (including the compensation) of any Transferring Employee, subject to applicable Law.”

16. Section 8.7 (“Release of any Guarantor Obligations”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

“8.7 Release of any Guarantor Obligations as to the Assets. The Sellers shall (a) have caused the release of any guarantor obligations as to the Assets pursuant to the Financing Agreement, dated as of February 22, 2012, among Federal Signal Corporation, certain subsidiaries of Federal Signal Corporation (as guarantors), various lenders from time to time party thereto, and TPG Specialty Lending, Inc. (as administrative agent, collateral agent and sole lead arranger) and any ancillary agreements related thereto and pursuant to the Credit Agreement dated as of February 22, 2012, by and among Federal Signal Corporation (as borrower), various lenders, General Electric Capital Corporation (as a co-collateral agent), and Wells Fargo Capital Finance, LLC (as administrative agent and co-collateral agent) and any ancillary agreements thereto, and (b) have provided evidence of such release in a form reasonably satisfactory to the Buyer. “

17. Subsections (a)(i)(B), (a)(i)(F), and (a)(i)(G) of Section 12.2 (“Indemnification by Seller Parent”) of the Purchase Agreement are hereby amended and restated in their entirety to reflect the changes set forth below and new subsections (a)(i)(H) and (a)(i)(I) shall be added immediately following subsection (a)(i)(G), as set forth below:

“(B) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Buyer Indemnified Party that relate to the Sellers or the Business which result from or arise out of any action or inaction prior to the Closing Date of the Sellers or any director, officer, employee, agent, representative or subcontractor of any Seller, including any relating to the pre-closing infringement of third party intellectual property (other than those relating to the Neology Lawsuits, Motorola Demands or Round Rock Infringement (as defined in Section 12.2(a)(i)(H)), except for the Assumed Liabilities;

. . .

(F) all liabilities and obligations of the Buyer arising from events occurring after the Closing Date relating to the Neology Lawsuits or any lawsuit by Neology against the Buyer relating to the activities of the Business prior to the Closing Date (or any lawsuit by any Affiliate or successor to any Claims of Neology against the Buyer);

(G) all Taxes for which Seller Parent is liable under Sections 7.1 and 13.15 for Pre-Closing Tax Periods;

(H) any liabilities or obligations of the Buyer attributable to the infringement or misappropriation of any intellectual property of Round Rock Research, Inc. and/or any of its Affiliates as a result of the continued operation of the Business as presently conducted (“Round Rock Infringement”) (or any lawsuit by any Affiliate or successor to any Claims of Round Rock Research against the Buyer); and

(I) any liabilities or obligations of the Buyer arising from events occurring prior to, on or after the Closing Date attributable to or otherwise relating to the Motorola Demands; and”

18. A new subsection (d) shall be added to Section 12.2 (“Indemnification by Seller”) of the Purchase Agreement immediately following subsection (d), as set forth below:

“(d) Seller Parent will indemnify, hold harmless, defend and bear all reasonable costs of defending the Buyer Indemnified Parties from and against any Buyer’s Loss, including the reasonable costs of internal resources reasonably documented, as a result of, arising out of or in connection with the Federal APD

Incorporated units described in Schedule 3.9(a) (“Compliance with Laws”), including any Buyer’s Loss associated with (i) the replacement or retrofitting of such units, (ii) any Claims or Proceedings associated with such units, including any Claims made or Proceedings brought by a Governmental Authority, and (iii) any and all Claims or Proceedings incident to any of the foregoing or to the enforcement of this Section 12.2(d). For the avoidance of doubt, neither the Seller’s Floor nor the Seller’s Cap shall apply to the indemnification obligations set forth in this Section 12.2(d), and the Buyer Indemnified Parties shall be reimbursed dollar-for-dollar for any such Buyer’s Losses.”

19. New subsections (d) and (e) shall be added to Section 12.4 (“Notice of Claims”) of the Purchase Agreement immediately following subsection (c), as set forth below:

“(d) Defense of Claims Relating to Motorola Demands. Notwithstanding the procedures set forth in Section 12.4, the Buyer shall defend, control and/or settle Claims relating to Motorola Demands. The Sellers shall cooperate in and provide reasonable assistance to the Buyer in so conducting such defense. Each of Buyer and Seller Parent agree upon the request of the other to promptly enter into a joint defense agreement and a common representation agreement in substantially the same form as has been entered into with respect to the Neology Lawsuits. The Buyer shall have the right to make Claims against the Escrowed Proceeds for any and all Buyer Losses as they are incurred arising from Motorola Demands to be paid in accordance with the Escrow Agreement.

(e) Defense of Claims Relating to Round Rock Infringement. Notwithstanding the procedures set forth in Section 12.4, the Buyer shall defend, control and/or settle Claims relating to Round Rock Infringement; provided, however, that the Buyer will not enter into any settlement with respect to Claims relating to the Round Rock Infringement without the prior written consent of the Seller Parent, which consent shall not be unreasonably withheld or delayed. The Sellers shall cooperate in and provide reasonable assistance to the Buyer in so conducting such defense. Each of Buyer and Seller Parent agree upon the request of the other to promptly enter into a joint defense agreement and a common representation agreement in substantially the same form as has been entered into with respect to the Neology Lawsuits. The Buyer shall have the right to make Claims against the Escrowed Proceeds for any and all Buyer Losses as they are incurred arising from Round Rock Infringement to be paid in accordance with the Escrow Agreement.”

20. Subsection (b) of Section 12.5 (“Mitigation of Losses; Adjustment to Purchase Price; No Consequential Damages”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

“(b) No Indemnified Party shall be entitled to double recovery (or recovery more than once) for the amount of any losses indemnified by the Indemnifying Party under this Article 12 (“Losses”) suffered by such party to the extent such party has otherwise been compensated for such Losses (even if such Losses may have resulted from the breach or inaccuracy of more than one of the representations and warranties or covenants herein). For the avoidance of doubt, no Buyer Indemnified Party shall be entitled to recover for any breach by Seller Parent of any of the representations or warranties contained in Article 3 that are also Claims of Neology (or any Affiliate or successor thereof) in the Neology Lawsuits or Claims relating to Motorola Demands or Round Rock Infringement.”

21. Section 12.6 (“Payment of Buyer’s Loss”) of the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth below:

“12.6 Payment of Buyer’s Loss. Except with respect to Buyer’s Losses under Section 12.2(a)(i)(F), Section 12.2(a)(i)(H), Section 12.2(a)(i)(I) and, in each case, any related Claims made under Section 12.2(a)(ii) and subject to the applicable limitations set forth in this Article 12, all liabilities of Seller Parent under this Article 12: (i) shall first be paid or reimbursed out of the Escrowed Proceeds in accordance with the terms of the Escrow Agreement and (ii) after exhaustion of the Escrowed Proceeds or upon the release of the Escrowed Proceeds in accordance with the terms of the Escrow Agreement, any Claim for indemnification by the Buyer Indemnified Parties shall be satisfied by Seller Parent. With respect to Buyer’s Losses under Section 12.2(a)(i)(F), Section 12.2(a)(i)(H), Section 12.2(a)(i)(I) and, in each case, any related Claims made under Section 12.2(a)(ii), all liabilities of Seller Parent shall be paid solely and exclusively out of the Escrowed Proceeds in accordance with the Escrow Agreement.”

22. Exhibit B (“Current Assets; Current Liabilities”) and Exhibit C (“Working Capital Calculation Principles”) to the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth in Appendix A hereto.

23. A new Exhibit J (“Purchase Price Sample Calculations”) shall be added to the Purchase Agreement in the form set forth in Appendix B hereto.

24. With respect to the matters addressed in the Notifications and any corresponding updates to the Disclosure Schedules, Buyer hereby waives any and all rights to: (i) claims that a condition to Closing under Article 8 has not been satisfied, (ii) claims that a Closing deliverable has not been delivered as required by Article 10, and (iii) termination of the Purchase Agreement under Section 11.3. With respect to the updates provided to the Disclosure Schedules with respect to the TxDOT II Contract only, Buyer hereby waives any and all rights to claims for indemnification related to a Buyer’s Loss. With respect to the updates provided to Schedule 3.2(b) (“Material Changes or Events”) of the Disclosure Schedules with respect to items (ii) and (iii) of subpart 10 thereof (and which items are referenced in September Notification), Buyer hereby waives any and all rights to claims for indemnification related to a Buyer’s Loss pursuant to Section 3.2(b) (“Financial Matters—Absence of Material Changes or Events”) of the Purchase Agreement only; provided that, the Buyer does not waive any rights to claims for indemnification related to a Buyer’s Loss to the extent the underlying conduct or other cause of such updates constitutes a breach of another representation or warranty set forth in the Purchase Agreement. Except to the extent provided in the two immediately preceding sentences and in accordance with Section 13.9 (“Supplemental Information; List of Schedules and Exhibits”) of the Purchase Agreement, Buyer does not waive any rights with respect to the effect of the matters addressed in the Notifications and any corresponding updates to the Disclosure Schedules on (x) the determination of the presence of a breach of any representation or warranty in the Purchase Agreement, or (y) Buyer’s right to indemnification under the Purchase Agreement.

25. Seller Parent hereby waives any and all rights to: (i) claims that a condition to Closing under Article 9 has not been satisfied, (ii) claims that a Closing deliverable has not been delivered as required by Article 10, and (iii) termination of the Purchase Agreement under Section 11.4.

26. Exhibit D (“Form of Escrow Agreement”) to the Purchase Agreement is hereby amended and restated in its entirety to reflect the changes set forth in Appendix C hereto.

27. This Amendment No. 2, including the Recitals, which are specifically incorporated herein, expresses the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter.

28. This Amendment No. 2 may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

29. Except as herein provided, all of the terms, covenants and conditions of the Purchase Agreement shall remain in full force and effect.

30. This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the State of Minnesota.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized representatives on the day and year first above written.

BUYER PARENT:

3M COMPANY

By:	/s/ John R. Houle
Name: John R. Houle
Title: Vice President and General Manager
Traffic Safety Systems Division

SELLER PARENT:

FEDERAL SIGNAL CORPORATION

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Senior Vice President, Chief
Administrative Officer, General
Counsel and Secretary

SIGNATURE PAGE TO AMENDMENT NO. 2 TO THE ASSET PURCHASE AGREEMENT